                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                  Tenneco Inc.
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

   --------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:


   --------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


   --------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

   --------------------------------------------------

  (5) Total Fee Paid:

   --------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

TENNECO INC
1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946                          [LOGO OF TENNECO INC
(203) 863-1000                                                 APPEARS HERE]


                                                                   April 9, 1996

To the Shareowners of Tenneco Inc.:

  The Annual Meeting of Stockholders of the Company will be held Tuesday, May 14, 1996, at 10:30 a.m. in the First Chicago Center, Conference & Theatre Level, One First National Plaza, Chicago, Illinois. A Notice of the meeting, a Proxy and a Proxy Statement containing information about the matters to be acted upon are enclosed.

  Holders of $7.40 Cumulative Preferred Stock and Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

  A record of the Company's activities for the year 1995 is contained in the Annual Report to Stockholders. We urge each stockholder who cannot attend the Annual Meeting to please assist us in preparing for the meeting by completing, executing and returning your Proxy promptly.

                                          Very truly yours,
                                          [SIGNATURE OF DANA G. MEAD]
                                                  DANA G. MEAD

                                          Chairman and Chief Executive Officer

TENNECO INC
1275 KING STREET                                         LOGO
GREENWICH, CONNECTICUT 06831-2946             [LOGO OF TENNECO INC APPEARS HERE]
(203) 863-1000

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS MAY 14, 1996

  The Annual Meeting of Stockholders of Tenneco Inc. will be held in the First Chicago Center, Conference & Theatre Level, One First National Plaza, Chicago, Illinois, on Tuesday, May 14, 1996, at 10:30 a.m., Chicago time.

  The purposes of the meeting are:

  1. To elect three Directors for a term to expire at the 1999 Annual Meeting of Stockholders;

  2. To approve the adoption of the Tenneco Inc. 1997 Employee Stock Purchase Plan;

  3. To approve the appointment of Arthur Andersen LLP as independent public accountants for the year 1996;

  4. To act upon any of the proposals of the stockholders that may be introduced at the meeting as set forth in the accompanying Proxy Statement; and

  5. To act upon such other matters as may be brought before the meeting affecting the business and affairs of the Company.

  The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of $7.40 Cumulative Preferred Stock and Common Stock of record at the close of business on March 15, 1996, are entitled to vote at the meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting at the office of the Secretary of the Company at the address set out above, and will also be available for inspection at the meeting.

  Each stockholder who does not expect to attend the meeting is urged to complete, date and sign the enclosed Proxy and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States.

                                             By Order of the Board of
                                              Directors

                                                      KARL A. STEWART
                                                         Secretary
Greenwich, Connecticut
April 9, 1996

TENNECO INC
1275 KING STREET                                           [LOGO OF TENNECO INC.
GREENWICH, CONNECTICUT 06831-2946                              APPEARS HERE]
(203) 863-1000

                                                                   April 9, 1996

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation on behalf of the Board of Directors of the Company of Proxies to be voted at the Annual Meeting of Stockholders on May 14, 1996, for the purposes set forth in the accompanying Notice of the meeting. Holders of $7.40 Cumulative Preferred Stock and Common Stock of record at the close of business on March 15, 1996, will be entitled to vote at the Annual Meeting. Each share is entitled to one vote. Shares represented by Proxies will be voted at the Annual Meeting. At March 15, 1996, there were 391,519 shares of $7.40 Cumulative Preferred Stock and 173,990,596 shares of Common Stock outstanding and entitled to vote.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

  The Board of Directors presently consists of 11 members, divided into three classes. The following three nominees (Class III), of whom two currently serve as directors of the Company and one is a new nominee, are proposed to be elected at this Annual Meeting to serve for a term to expire at the 1999 Annual Meeting of Stockholders and until their successors are chosen and have qualified. Eight directors will continue to serve as set forth below. Additionally, Dr. Joseph J. Sisco, currently a member of the Board of Directors, will retire on the date of this Annual Meeting in accordance with the Board's normal retirement policy. The persons named as proxy voters in the accompanying Proxy, or their substitutes, will vote for the nominees for directors, each of whom has been designated as such by the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, another person or other persons who may be nominated will be voted for at the discretion of the proxy voters. Directors are elected by the affirmative vote of the holders of a majority of the shares present, in person or by Proxy, and authorized to vote on the matter.

  Brief statements setting forth the age (at April 9, 1996), the principal occupation, and employment during the past five years, the year in which first elected a director, and other information concerning each nominee and the remaining directors appear below.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
 FOR THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS (CLASS
                                      III)

                      Henry U. Harris, Jr., since 1992, has been Vice Chairman Emeritus of Smith Barney Inc., an investment banking firm, and for more than five years prior to which he served as an executive officer of that firm.

                      Mr. Harris is 69 and has been a Director of the Company since 1968. He is a member of the Audit Committee and the Nominating and Management Development Committee.

                          ---------------------------

                      Clifton R. Wharton, Jr., served as Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association and the College Retirement Equities Fund from 1987 to 1993 and as Deputy Secretary of State, U.S. Department of State, from January to November of 1993. From 1978 to 1987 he served as Chancellor of the State University of New York System. From 1970 to 1978 Mr. Wharton served as President of Michigan State University. Prior to 1970 he spent 22 years working in foreign economic and agricultural development in Latin America and Southeast Asia for the Rockefeller family philanthropic interests. He is also a director of the TIAA Board of Overseers, Ford Motor Company, the New York Stock Exchange, Inc. and Harcourt General, Inc.

                      Mr. Wharton is 69 and has been a Director of the Company since June 1994. He is a member of the Compensation and Benefits Committee.

                          ---------------------------

                      Sir David Plastow is Chairman of the Medical Research Council, which promotes and supports research and post-graduate training in the biomedical and other sciences. He served as Chairman of Inchcape plc from June 1992 to December 1995 and Chairman and Chief Executive Officer of Vickers plc, an engineering and manufacturing company headquartered in London, from January 1987 to May 1992. He is also a director of Lloyds TSB Group Plc.

                      Sir David Plastow is 63 and previously served as a member of the Board of Directors from 1985 until his resignation in 1992.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
       TERM EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS (CLASS I)


                      Mark Andrews has been Chairman of Andrews Associates, Inc., a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate. He is also a Director of Union Storage Co. and Case Corporation.

                      Mr. Andrews is 69 and has been a Director of the Company since 1987. He is a member of the Compensation and Benefits Committee and the Nominating and Management Development Committee.

                          ---------------------------

                      W. Michael Blumenthal has been a consultant to Lazard Freres & Co. L.L.C., an investment banking firm, since January 1995 and was a limited partner of that firm from April 1990 through December 1994. Prior to that time he was Chairman of Unisys Corporation, a manufacturer of business information systems, and had been an executive officer of that company for more than five years. He is also a director of Daimler-Benz InterServices (Debis) AG.

                      Mr. Blumenthal is 70 and has been a Director of the Company since 1985. He is a member and the Chairman of the Nomination and Management Development Committee.

                          ---------------------------

                      Belton K. Johnson is engaged in farming, ranching and investments and has pursued such interests for more than five years. He is also a director of AT&T Corp.

                      Mr. Johnson is 66 and has been a Director of the Company since 1979. He is a member of the Executive Committee and the Compensation and Benefits Committee.

                      William L. Weiss has been Chairman Emeritus of Ameritech Corporation, a telecommunications and information services company, since 1994, formerly serving as Chairman and Chief Executive Officer of that company for more than five years. Mr. Weiss is a director of Abbott Laboratories, Inc., Merrill Lynch & Co., Inc. and the Quaker Oats Company.

                      Mr. Weiss is 66 and has been a Director of the Company since January 1994. He is a member of the Audit Committee.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
      TERM EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS (CLASS II)

                      M. Kathryn Eickhoff has been President of Eickhoff Economics, Inc., a consulting firm, since 1987. From 1985 to 1987 she was Associate Director for Economic Policy for the U.S. Office of Management and Budget, and prior to 1985 was Executive Vice President and Treasurer of Townsend-Greenspan & Co., Inc., an economic consulting firm. She is also a director of AT&T Corp., Pharmacia & Upjohn, Inc. and National Westminster Bancorp Inc.

                      Ms. Eickhoff is 56 and has been a Director of the Company since 1987 and is a member of the Executive Committee and Audit Committee. She previously served as a member of the Board of Directors from 1982 until her resignation to join the Office of Management and Budget in 1985.

                          ---------------------------

                      Peter T. Flawn is a former President of The University of Texas at Austin, having served in such capacity for more than five years preceding his retirement in 1985. He is also a director of National Instruments Corp., Harte-Hanks Communications, Inc., Global Marine Inc. and Input/Output, Inc.

                      Dr. Flawn is 70 and has been a Director of the Company since 1980. He is a member of the Executive Committee and is a member and the Chairman of the Audit Committee.

                      John B. McCoy is Chairman and Chief Executive Officer of Banc One Corporation, a bank holding company, and has served in that position since 1987, prior to which he was President of that company from 1983. He is a director of Cardinal Health, Inc., the Federal Home Loan Mortgage Corporation, and Ameritech Corporation. He also serves on the advisory council of the American Bankers Association.

                      Mr. McCoy is 52 and has been a Director of the Company since 1992. He is a member of the Compensation and Benefits Committee.

                          ---------------------------

                      Dana G. Mead is Chairman and Chief Executive Officer of the Company and has served as an executive officer of the Company since April 1992, when he joined the Company as Chief Operating Officer. Prior to joining the Company, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Alco Standard Corporation, Baker Hughes Incorporated, Cummins Engine Company, Inc., National Westminster Bancorp Inc., and Case Corporation.

                      Mr. Mead is 60 and has been a Director of the Company since April 1992. He is a member and Chairman of the Executive Committee and an ex officio member of the Audit, and Nominating and Management Development Committees.

STOCK OWNERSHIP

  At January 31, 1996, the number of shares of Common Stock of the Company beneficially owned by (i) each director or nominee for director, (ii) each of the executive officers whose names are set forth on the Summary Compensation Table at page 9, and (iii) all executive officers, directors, and nominees for director as a group, were as follows:

                                                               SHARES OF COMMON
DIRECTORS                                                      STOCK OWNED(1)(2)
- ---------                                                      -----------------
Mark Andrews..................................................        5,388
W. Michael Blumenthal.........................................        3,503
M. Kathryn Eickhoff...........................................        3,650
Peter T. Flawn................................................        3,850
Henry U. Harris, Jr...........................................       11,527
Belton K. Johnson.............................................        6,111
John B. McCoy.................................................        2,850
Dana G. Mead..................................................      198,924
Sir David Plastow.............................................        2,100
Joseph J. Sisco...............................................        3,988
William L. Weiss..............................................        4,850
Clifton R. Wharton, Jr........................................        2,350
EXECUTIVE OFFICERS
- ------------------
Theodore R. Tetzlaff..........................................       33,637
Stacy S. Dick.................................................       31,445
Stephen D. Chesebro'..........................................       69,713
Paul T. Stecko................................................       27,774
All executive officers and directors or nominees as a group...      872,671(3)

- ---------
(1) Each director or nominee and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as set forth in note (2) below) as set forth in this column, except for (i) shares that are held in trust for each director and executive officer under the Company's restricted stock plans, and (ii) shares that executive officers of the Company have the right to acquire pursuant to the Company's 1981 Tenneco Inc. Key Employee Stock Option Plan and the 1994 Tenneco Inc. Stock Ownership Plan.
    The percent of the class of Common Stock owned by each director or nominee and by all executive officers and directors as a group was less than one percent.
                                             (Notes continued on following page)

(2) Includes shares that are: (i) held in trust under the Company's restricted stock plans; at January 31, 1996, Messrs. Mead, Tetzlaff, Dick, Chesebro' and Stecko held 24,500; 15,000; 7,000; 25,650; and 5,000 restricted shares, respectively, under the Tenneco Inc. Key Employee Restricted Stock and Restricted Unit Plan or under the 1994 Tenneco Inc. Stock Ownership Plan, and Ms. Eickhoff and Messrs. Andrews, Blumenthal, Flawn, Harris, Johnson and Sisco each held 1,850 restricted shares, Mr. McCoy held 1,350 restricted shares, and Messrs. Weiss and Wharton held 850 restricted shares, respectively, under the Tenneco Inc. Directors Restricted Stock and Restricted Unit Program and (ii) subject to options, which were granted under the 1994 Tenneco Inc. Stock Ownership Plan, and are exercisable at January 31, 1996 or within 60 days of said date, for Messrs. Mead, Tetzlaff, Dick, Chesebro' and Stecko to purchase 133,335, 16,667, 12,667, 18,001, and 18,667 shares, respectively.
(3) Includes 319,559 shares that are subject to options that are exercisable by all executive officers and directors of the Company as a group, and includes 296,010 shares that are held in trust under the Tenneco Inc. Key Employee Restricted Stock and Restricted Unit Plan, the 1994 Tenneco Inc. Stock Ownership Plan, and the Tenneco Inc. Directors Restricted Stock and Restricted Unit Program, for all executive officers and directors of the Company as a group.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During 1995 the Board of Directors held ten meetings, and each director attended more than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board on which the director served.

  There are four standing committees of the Board of Directors, which have the following described responsibilities and authority.

  The Audit Committee has the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process and (v) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with the Company's business ethics and other policies. Four meetings of the Audit Committee were held in 1995.

  The Compensation and Benefits Committee has the responsibility, among other things, to (i) establish the salary rate of officers and employees of the Company and its subsidiaries, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare and pension plans and compensation plans of the Company. Four meetings of the Compensation and Benefits Committee were held in 1995.

  The Nominating and Management Development Committee has the responsibility, among other things, to (i) review possible candidates for members of the Board of Directors and recommend a slate of nominees for election as directors at the Company's annual stockholders' meeting, (ii) review the function and composition of the other committees of the Board of Directors and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company. Five meetings of the Nominating and Management Development Committee were held in 1995.

  The Executive Committee has, during the interval between the meetings of the Board of Directors, the authority to exercise all the powers of the Board that may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. No meetings of the Executive Committee were held in 1995.

  A stockholder of the Company may nominate persons for election to the Board of the Company if the stockholder submits such nomination, together with certain related information required by the Company's By-Laws, in writing to the Secretary of the Company not less than 50 days nor more than 75 days prior to the date of any annual meeting of stockholders.

EXECUTIVE COMPENSATION

  The following table sets forth the remuneration paid by the Company (i) to the Chairman of the Board and Chief Executive Officer and (ii) to each of the four most highly compensated key executive officers of the Company, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated:

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                 ANNUAL COMPENSATION           COMPENSATION
                          --------------------------------- ------------------
                                                    OTHER
                                                   ANNUAL   RESTRICTED            ALL OTHER
   NAME AND PRINCIPAL                              COMPEN-    STOCK                COMPEN-
        POSITION          YEAR SALARY(1)  BONUS   SATION(2) AWARDS(3)  OPTIONS    SATION(4)
   ------------------     ---- --------- -------- --------- ---------- -------    ---------
Dana G. Mead              1995 $957,375  $800,000 $143,970         --  100,000(5) $149,972(6)
Chairman and Chief        1994 $878,177  $900,000 $149,110   $647,256  100,000    $142,966
 Executive Officer        1993 $664,839  $700,000 $ 60,007   $582,813   50,000    $ 93,979
Theodore R. Tetzlaff      1995 $400,000  $350,000 $ 14,400         --   18,000(5)       --(6)
General Counsel           1994 $400,000  $300,000 $    307   $539,380   16,000          --
                          1993 $350,000  $250,000       --   $243,440       --          --
Stacy S. Dick             1995 $377,736  $280,000 $ 31,317         --   14,000    $ 31,432
Executive Vice President  1994 $343,560  $235,000 $    582   $215,752   12,000    $ 24,926
                          1993 $325,214  $200,000 $ 95,392   $139,875       --    $ 23,744
S. D. Chesebro'           1995 $450,840  $220,000 $ 84,994         --   22,000    $ 63,320
Chairman and Chief        1994 $437,880  $210,000 $  5,355   $242,721   16,000    $ 62,410
 Executive Officer of     1993 $423,006  $300,000 $    537   $279,750       --    $ 60,945
 Tenneco Energy Inc.
Paul T. Stecko            1995 $381,545  $300,000 $ 21,027         --   24,000    $ 31,974
President and Chief       1994 $320,004  $200,000 $200,724   $269,690   16,000    $ 30,605
 Executive Officer        1993 $ 23,188  $500,000       --         --       --          --
 Tenneco Packaging Inc.

- ---------
(1) Includes base salary plus amounts paid in lieu of Company matching contributions to the Thrift Plan.
(2) Includes amounts attributable to (i) the value of personal benefits provided by the Company to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Company owned property, membership dues, assistance provided to such persons with regard to financial, tax and estate planning, (ii) reimbursement for taxes, and

                                             (Notes continued on following page)

    (iii) amounts paid as dividend equivalents on performance share equivalent units under the Company's Stock Ownership Plan ("Dividend Equivalents"). The amount of each such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by the Company, reimbursement for taxes and amounts paid as Dividend Equivalents to the individuals named in the table was as follows: During 1995: $38,984 for use of Company owned property, $29,750 for financial planning services, $28,706 for reimbursement for taxes, and $40,000 in Dividend Equivalents paid to Mr. Mead; $16,917 and $1,827 for reimbursement for taxes and $14,400 and $19,200 in Dividend Equivalents for Messrs. Dick and Stecko, respectively; $14,400 in Dividend Equivalents paid to Mr. Tetzlaff; and $34,080 in business allowances, $16,573 for use of Company owned property, $16,800 in Dividend Equivalents and $11,540 for reimbursement for taxes for Mr. Chesebro'; During 1994:
    $57,540 for use of Company owned property and $50,606 for reimbursement for taxes for Mr. Mead; $100,794 in relocation expenses and $59,954 in reimbursement for taxes for Mr. Stecko; and $307, $582 and $5,355 for reimbursement for taxes for Messrs. Tetzlaff, Dick and Chesebro', respectively; During 1993: $34,832 for use of Company owned property, $19,950 for financial planning services and $824 for reimbursement for taxes for Mr. Mead; $537 for reimbursement for taxes for Mr. Chesebro'; and $50,000 in relocation expenses and $35,266 for reimbursement for taxes for Mr. Dick.
(3) Includes the dollar value of grants of restricted stock made pursuant to the Company's benefit plans based on the price of the Company's Common
    Stock on the date of grant. At December 31, 1995, Messrs. Mead, Tetzlaff, Dick, Chesebro' and Stecko held 49,500; 24,000; 31,000; 36,150; and 17,000 restricted shares and/or performance share equivalent units, respectively, under such plans. The value at December 31, 1995, (based on a per share price of $49.625 on that date) of all restricted shares and performance share equivalent units held was $2,456,438 for Mr. Mead; $1,191,000 for Mr. Tetzlaff; $1,538,375 for Mr. Dick; $1,793,944 for Mr. Chesebro'; and $843,625 for Mr. Stecko. Dividends/Dividend Equivalents will be paid on the restricted shares and performance share equivalent units held by each individual.
(4) Includes amounts attributable during 1995 to benefit plans of the Company as follows:
    (a) The amounts contributed pursuant to the Thrift Plan for the accounts of Messrs. Mead, Dick, Chesebro' and Stecko were $4,625; $4,626; $9,240 and $6,000, respectively.
    (b) The amounts accrued under the Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All
        Urban Households, as computed by the Bureau of Labor Statistics, for Messrs. Mead, Dick, Chesebro' and Stecko were $108,405; $23,764; $38,456; and $23,132, respectively.
    (c) Amounts imputed as income for federal income tax purposes under the Company's group life insurance plan for Messrs. Mead, Dick, Chesebro' and Stecko were $36,942; $3,041; $15,624; and $2,842, respectively.
(5) In addition to the options granted by the Company in 1995, Messrs. Mead and Tetzlaff, each in his capacity as a director of Case Corporation (an affiliate of the Company during

    1995), was granted an option by Case to acquire 1,000 shares of Case common stock. Information on terms of the Company options and the Case options is set forth under caption "Option Grants in 1995."
(6) As directors of Case Corporation Messrs. Mead and Tetzlaff each received a director's fee of $20,000 and meeting attendance fees of $4,000. In addition, Mr. Tetzlaff received from Case an additional $3,000 for attendance at the Case Compensation Committee meetings. Messrs. Mead and Tetzlaff elected to receive their director fees in common stock of Case Corporation. The amounts in the above table do not include the payments from Case Corporation.

                               -----------------

                             OPTION GRANTS IN 1995

  The following table sets forth the number of stock options that were granted during 1995 to the persons named in the Summary Compensation Table.

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                                   ANNUAL
                                                                            RATES OF STOCK PRICE
                                                                              APPRECIATION FOR
                                        INDIVIDUAL GRANTS                      OPTION TERM(4)
                         -------------------------------------------------- ---------------------
                                      % OF
                                      TOTAL
                                     OPTIONS
                         OPTIONS     GRANTED
                         GRANTED       TO
                         (NO. OF    EMPLOYEES EXERCISE OR
                         SHARES)    IN FISCAL  BASE PRICE     EXPIRATION
          NAME           (1)(2)       YEAR    PER SHARE(3)       DATE           5%        10%
          ----           -------    --------- ------------ ---------------- ---------- ----------
Dana G. Mead............ 100,000(5)    6.7%     $42.875    January 10, 2005 $2,696,000 $6,833,000
Theodore R. Tetzlaff....  18,000(5)    1.2%     $42.875    January 10, 2005 $  485,280 $1,229,940
Stacy S. Dick...........  14,000        .9%     $42.875    January 10, 2005 $  377,440 $  956,620
S. D. Chesebro'.........  22,000       1.5%     $42.875    January 10, 2005 $  593,120 $1,503,260
Paul T. Stecko .........  24,000       1.6%     $42.875    January 10, 2005 $  647,040 $1,639,920

- --------
(1) The options reported in this column and in the Summary Compensation Table consist of Non-Qualified Options granted under the 1994 Tenneco Inc. Stock Ownership Plan. The options become exercisable at the rate of one-third per year on January 10 of 1996, 1997 and 1998, respectively.
(2) These options provide that a grantee who delivers shares of Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the plan) on the date they are granted, become exercisable six months from that date and expire coincident with the options they replace. Grantees are limited to 10 reload options and the automatic grant of such reload options is limited to twice during any one calendar year.

(3) All options were granted at 100% of the fair market value on the date of grant.
(4) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionee is possible without an increase in price of the Common Stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Company's Common Stock would be $69.84 and $111.21, respectively, or 63% and 160%, respectively, above the exercise or base price.
(5) In addition, Messrs. Mead and Tetzlaff, each in his capacity as a director of Case Corporation (an affiliate of the Company during 1995), were granted an option to purchase 1,000 shares of Case common stock at a purchase price of $21.125 per share. These options, which are each less than 1% of the total options granted by Case to employees in 1995, become exercisable on January 1, 1998 and expire January 1, 2005. The potential realizable value, calculated for the period from the date of grant to the expiration of the respective option, at 5% and 10% assumed annual rates of stock price appreciation for the term of the options would be $13,285 and $33,665, respectively. In order to realize these potential values, the per share price of the Case common stock would be $34.41 and $54.79, respectively, or 63% and 160%, respectively, above the exercise or base price. The 5% and 10% annual appreciation rates are not intended to forecast possible future appreciation, if any, in the price of Case common stock. No gain to the optionee is possible without an increase in the price of the Case common stock.

                         OPTIONS EXERCISED IN 1995 AND
                              1995 YEAR-END VALUES

  The following table sets forth the number of stock options held, as of December 31, 1995, by the persons named in the Summary Compensation Table. No options to acquire shares were exercised during 1995.

                             TOTAL NO. OF UNEXERCISED    VALUE OF UNEXERCISED
                                  OPTIONS HELD AT      IN-THE-MONEY OPTIONS HELD
                                 DECEMBER 31, 1995       AT DECEMBER 31, 1995
                             ------------------------- -------------------------
             NAME            EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
             ----            ----------- ------------- ----------- -------------
   Dana G. Mead.............   66,667       183,333      $31,233     $690,617
   Theodore R. Tetzlaff.....    5,334        28,666           --     $121,500
   Stacy S. Dick............    4,000        22,000           --     $ 94,500
   S. D. Chesebro'..........    5,334        32,666           --     $148,500
   Paul T. Stecko...........    5,344        34,666           --     $162,500

                                ----------------

  The following table sets forth information concerning performance based awards made to the persons named in the Summary Compensation Table during 1995:

                           LONG-TERM INCENTIVE PLANS
          PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN LAST FISCAL YEAR

                                            PERFORMANCE
                                             OR OTHER   ESTIMATED FUTURE PAYOUTS
                                  NUMBER OF   PERIOD     UNDER NON-STOCK PRICE
                                   SHARES,     UNTIL         BASED PLANS(1)
                                  UNITS OR  MATURATION  ------------------------
                                    OTHER       OR      THRESHOLD TARGET MAXIMUM
NAME                              RIGHTS(2)  PAYOUT(3)     (4)     (4)     (4)
- ----                              --------- ----------- --------- ------ -------
Dana G. Mead.....................  25,000     4 years       --    12,500 25,000
Theodore R. Tetzlaff.............   9,000     4 years       --     4,500  9,000
Stacy S. Dick....................   9,000     4 years       --     4,500  9,000
S. D. Chesebro'..................  10,500     4 years       --     5,250 10,500
Paul T. Stecko...................  12,000     4 years       --     6,000 12,000

- ---------
(1) Estimated Future Payouts are based on earnings per share ("EPS") from continuing operations as shown in the record of progress included in the published financial statements of the Company. Earnings per share for 1995 were $4.16 and represents achievement of 25% of the performance goal applicable to this award. Messrs. Mead, Tetzlaff, Dick, Chesebro' and Stecko each were provisionally credited with 100% of their performance goal for 1995 and 6,250; 2,250; 2,250; 2,625; and 3,000 shares were credited to their respective Plan accounts, subject to adjustment, for payout at the end of the performance cycle. The performance targets may be adjusted by the Compensation and Benefits Committee of the Board of Directors to reflect the effects of significant corporate restructuring to the extent allowed by Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations applicable thereto.
(2) Each performance share equivalent unit represents one share of the Company's Common Stock that may be earned under this award and the number of performance share equivalent units listed in this column represents the maximum number of performance share equivalent units that may be earned under this award.
(3) Performance share equivalent units are earned at the rate of 25% per year based on achievement of annual EPS goals; however, final performance share equivalent units earned will be based on the higher of performance share equivalent units earned on an individual year basis or performance share equivalent units earned on an accumulated four year basis.
(4) Represents maximum performance share equivalent units earned where the goals were consistently within the indicated performance range on an individual year and accumulated four-year basis.

  The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan, Benefit Equalization Plan, and Supplemental Executive Retirement Plan to persons in specified remuneration and years of credited participation classifications.
                              PENSION PLAN TABLE

                              YEARS OF CREDITED PARTICIPATION
                 ----------------------------------------------------------------------
REMUNERATION        15             20             25             30              35
- ------------     --------       --------       --------       ---------       ---------
 $  350,000      $ 82,500       $110,000       $137,500        $165,000        $192,500
    400,000        94,300        125,700        157,100         188,600         220,000
    450,000       106,100        141,400        176,800         212,100         247,500
    500,000       117,900        157,100        196,400         235,700         275,000
    550,000       129,600        172,900        216,100         259,300         302,500
    600,000       141,400        188,600        235,700         282,900         330,000
    650,000       153,200        204,300        255,400         306,400         357,500
    700,000       165,000        220,000        275,000         330,000         385,000
    750,000       176,800        235,700        294,600         353,600         412,500
    800,000       188,600        251,400        314,300         377,100         440,000
    850,000       200,400        267,100        333,900         400,700         467,500
    900,000       212,100        282,900        353,600         424,300         495,000
    950,000       223,900        298,600        373,200         447,900         522,500
  1,000,000       235,700        314,300        392,900         471,400         550,000
  1,100,000       259,300        345,700        432,100         518,600         605,000
  1,200,000       282,900        377,100        471,400         565,700         660,000
  1,300,000       306,400        408,600        510,700         612,900         715,000
  1,400,000       330,000        440,000        550,000         660,000         770,000
  1,500,000       353,600        471,400        589,300         707,100         825,000
  1,600,000       377,100        502,900        628,600         754,300         880,000
  1,700,000       400,700        534,300        667,900         801,400         935,000
  1,800,000       424,300        565,700        707,100         848,600         990,000
  1,900,000       447,900        597,100        746,400         895,700       1,045,000
  2,000,000       471,400        628,600        785,700         942,900       1,100,000
  2,100,000       495,000        660,000        825,000         990,000       1,155,000
  2,200,000       518,600        691,400        864,300       1,037,100       1,210,000

- ---------
Notes:
 1. The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Retirement Plan and the employee's average base salary during the final five years of credited participation in the Plan; such benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation under the Retirement Plan (or any supplemental plan) for Messrs. Mead, Dick, Chesebro', and Stecko are 3, 3, 31, and 2, respectively (see: Note 2 below for additional information relating to Messrs. Mead, Dick and Stecko; and the "Summary Compensation Table" on page 9 for salary and bonus information for Messrs. Mead, Dick, Chesebro' and Stecko).
 2. Pursuant to employment agreements with Messrs. Mead, Dick and Stecko described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements", the Company has agreed to pay Messrs. Mead, Dick and Stecko such supplemental payments (in addition to any benefits payable under the Company's qualified and non-qualified pension plans) as may be necessary to make each person's total payments equal to the amount each would have received had he continued to be covered under pension plans maintained by his former employer (based on his credited service with the Company plus 14.6, 5 and 17 years, respectively, of credited service with each person's former employer, and on the compensation received from the Company as salary and bonuses).
 3. The Company provides Mr. Tetzlaff with an individual pension plan. The plan is based on Mr. Tetzlaff's salary and bonus and also provides for guaranteed graduated minimum annual benefits of $100,000 beginning in 1998, $200,000 per year beginning in 2003 and $300,000 per year beginning in 2008 (see: "Summary Compensation Table" on page 9 for salary and bonus information on Mr. Tetzlaff).

                                ---------------

COMPENSATION OF DIRECTORS

  All directors, who are not also officers of the Company or its subsidiaries (except as relates to Case Corporation discussed below), annually are each paid a director's fee of $32,000 per annum and receive 300 restricted shares of the Company's Common Stock (discussed below) and are paid an attendance fee of $1,500 plus expenses for each meeting of the Board of Directors attended. Each director who serves as a Chairman of the Audit, Compensation and Benefits, or Nominating and Management Development Committees of the Board of Directors is paid an additional fee of $7,000 per Chairmanship, and directors who serve as members of such committees are paid an additional fee of $4,000 per committee membership. Members of the Executive Committee receive an additional $1,500 attendance fee plus expenses for each meeting of that committee attended. Payment of all or a portion of such fees, together with interest and an adjustment based upon changes in the Consumer Price Index For All Urban Households as computed by the Bureau of Labor Statistics, may be deferred at the election of the director until the earliest of (i) the year next following the date upon which he or she ceases to be a director of the Company or, (ii) the year selected by the director for commencement of payment of the deferred amount.

  During 1995, the Company had a retirement plan for directors who are not also officers of the Company which provided retirement payments based on years of service and the aggregate amount of director and committee fees being received at the time of retirement. The Board has eliminated this retirement plan, and will increase the amount of restricted stock each director receives each year in conjunction with their annual directors' fees. Messrs. Flawn, Harris, Johnson, and Sisco are vested under this prior retirement plan and, therefore, have the option to continue under such plan and to receive monthly payments upon retirement.

  Directors who are not also officers of the Company receive annually 300 restricted shares of the Company's Common Stock. Such restricted shares may not be sold, transferred, assigned, pledged, or otherwise encumbered and are subject to forfeiture should the director cease to serve on the Board prior to the expiration of the restricted period that ends upon such director's normal retirement from the Board, unless such director is disabled, dies, or the Compensation and Benefits Committee of the Board, at its discretion, determines otherwise. During such restricted period, holders of restricted shares are entitled to vote the shares and receive dividends.

  Messrs. Mark Andrews, Dana G. Mead and Theodore R. Tetzlaff each served as directors of Case Corporation in 1995 (during 1995 Case Corporation was an affiliate of Tenneco, and during the first quarter of 1996, Tenneco sold in an underwritten public offering all its remaining shares in Case Corporation). Mr. Andrews also served as Chairman of the Audit Committee of Case Corporation and was a member of the Case Corporation Compensation Committee. Mr. Tetzlaff also served as a member of the Case Corporation Compensation Committee. For 1995 Mr. Andrews was paid a director's fee of $20,000, a committee chairmanship fee of $4,000 and an aggregate of $11,000, plus expenses, for attendance at meetings of the Case Corporation Board of Directors and committee meetings. Mr. Andrews also was granted an option to purchase 1,000 shares of Case Corporation common stock at a purchase price of $21.125 per share, exercisable commencing January 1, 1998 and expiring December 31, 2004. For information as to the amounts received by Messrs. Mead and Tetzlaff from Case Corporation, see footnote (6) to the "Summary Compensation Table" above.

                                ----------------

  The report of the Compensation and Benefits Committee and the performance graphs that appear immediately below are not deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

                                ----------------

TENNECO INC. COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

  The executive compensation philosophy, policies, plans and programs of the Company are under the supervision of the Compensation and Benefits Committee (the "Committee"), which is composed of the directors named below, none of whom is an officer or employee of the Company. The Committee has furnished the following report on executive compensation:

 Compensation Philosophy

  The basic philosophy underlying Tenneco's executive compensation policies, plans and programs is that executive and stockholder financial interests should be aligned as closely as possible, and the compensation package should be based on delivering pay in line with performance.

  Accordingly, the executive compensation program for the Company's Chief Executive Officer ("CEO") and the other executives named in this proxy statement ("Named Executives"), as well as other executives of the Company, has been structured to:

  -- Reinforce a results-oriented management culture with executive pay that varies according to overall corporate, division, and individual performance against extraordinarily aggressive goals.

  -- Focus on annual and long-term business results that include growth in earnings per share as well as growth in stockholder value, net income, cash flow, and economic value added ("EVA") with improvement in cost of quality, safety, environmental and equal employment opportunities performance, as well as effective leadership.

  -- Provide incentives, in the form of substantial long-term reward potential, for senior executives to remain employees of the Company.

  -- De-emphasize fixed compensation in the form of base salary and place greater emphasis on variable performance-based and long-term compensation.

  -- Align the interests of the Company's executives and stockholders by accelerating the acquisition and requiring the retention of Tenneco shares by senior executives.

  -- Extend stock acquisition programs into lower organizational levels through the use of stock options.

  -- Provide plans that are simple and easy to describe and understand.

  Based on these objectives, the executive compensation program has been designed to generate compensation from several sources--salaries, annual cash incentive awards, deferred compensation payments, stock ownership opportunities, and other benefits typically offered to executives by major corporations.

  The Company's policy is to provide total compensation to its executives based on performance that is competitive and at market levels when financial and qualitative targets are met. Tenneco's compensation plans provide that as an executive's level of responsibility increases, (i) a greater portion of his/her potential total compensation is based on performance (both individual and corporate), and a lesser portion is comprised of salary, causing potentially greater variability in the individual's total compensation from year-to-year, and (ii) the mix of compensation for that executive shifts to a greater portion being derived from compensation plans that result in stock ownership.

  In designing and administering the components of the executive compensation program, the Committee strives to balance short and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance and determining actual incentive payments.

  The following is a description of each of the components of the executive compensation program along with a discussion of the decisions and actions taken by the Committee with regard to 1995 compensation; there also follows a discussion regarding the CEO's compensation.

 Annual Cash Compensation Program

  An executive's annual cash compensation consists of a base salary plus amounts paid in lieu of Company matching contributions to the Thrift Plan, bonuses under the Company's Executive Incentive Compensation Plan, and deferred compensation payments under the Company's deferred compensation plan. Certain senior executives may receive annual cash compensation under the 1994 Tenneco Inc. Stock Ownership Plan (the "1994 Stock Ownership Plan") described below. Each year the Committee reviews with the CEO and the senior human resources executive of the Company an annual salary plan for the Company's executives and other key management personnel (excluding the CEO) following which the Committee approves that plan with changes that the Committee deems appropriate. The salary plan that is developed is based in part on competitive market data and on assessments of past and anticipated future performance. The Committee employs competitive market data for directional and guideline purposes in combination with corporate, divisional and individual performance results. The competitive market data used by the Committee includes several of the companies comprising the Peer Group on the Performance Graph, which follows this report. However, their inclusion in this data is a function of their participation in the various nationally recognized compensation surveys in which the Company participates, rather than an alignment of companies in similar industry groups. Salary levels are structured within a range of reputable survey data for comparable companies without regard to the performance of the companies surveyed. The range is used to allow judgments as to the quality of Tenneco's performance and individual executive performance. The Committee also reviews, with the assistance of the senior human resources executive, and sets the salary of the CEO based on similar information and criteria and the Committee's assessment of his past performance and its expectations as to his future contributions in leading the Company.

  Annual performance goals (net income, cash flow, economic valued added (EVA) and other qualitative objectives that have been assigned to division and individual participants) are established under the Executive Incentive Compensation Plan at the beginning of each year for purposes of determining incentive awards for that year. At the conclusion of each year, the Committee approves incentive and deferred award payments to employees based on the degree of achievement of the goals established at the beginning of that year and on judgments of individual performance. Using net income, cash flow, and EVA as a starting point, each organization receives incentive compensation funds based on judgmental considerations including the degree of difficulty in meeting targets, contribution to overall corporate performance, capital and asset management, safety performance, quality and risk management initiatives, equal employment opportunities performance, and leadership. The Committee does not place a greater value on any particular one of these considerations; rather, the performance against such goals is considered as part of the overall information considered by the Committee. The Committee makes individual awards based upon its evaluation of the individual's contribution to the overall performance results of his/her division. The Committee believes that the Company performed very well in relation to the goals set for 1995, as set out on pages 20 and 21.

  Effective for 1994 and subsequent years, the CEO, the Named Executives and other senior executives of the Company, its subsidiaries and divisions may receive performance units under the 1994 Stock Ownership Plan. The performance units will permit these executives to earn cash bonuses based upon the attainment of specified goals relating to earnings per share from continuing operations or shareholder returns. The performance units are discussed further below under the captions "$1 Million Tax Limitation."

 Long Term Incentives--Stock Awards

  The Company's long-term stock incentive plan (1994 Stock Ownership Plan) is designed to align a significant portion of the executive compensation plan with stockholder interests. This plan, approved by shareholders at the 1994 annual stockholder's meeting permits the granting of a variety of long term awards including stock options, restricted stock and performance shares. See a separate discussion below under "$1 Million Tax Limitation." Shares of stock (stock options and restricted stock) are awarded based on an analysis of competitive levels of stock awards and an assessment of individual performance. As an individual's level of responsibility increases, a greater portion of variable performance related compensation will be in the form of stock. In addition, in 1994 a plan was initiated that sets forth either stock ownership requirements or guidelines for stock ownership depending on an individual's organization level, for employees of the Company and its subsidiaries.

 CEO Compensation

  In order to recognize the leadership that Mr. Mead demonstrated as CEO in 1995, effective January 1, 1996, his base salary was increased from $925,000 to $950,000. The amount of his increase was consistent with the salary increases for other executives in the Company.

  The Committee determined that the level of the Company's performance during 1995 represented significant achievements. Factors considered by the Committee included the following achievements and improvements in 1995 from the results of the prior year:

  . An increase of 67 cents or 19 percent in earnings per share from continuing operations, exceeding Tenneco's commitment of 15 percent growth.

  . Tenneco's four-year total returns continued to outperform the S&P 500. The total returns, including dividends, increased 16.5 percent annually, compared with 13.4 percent for the S&P 500 for the period January 1, 1992, through December 31, 1995. (This is the tenure of the current management team.)

  . Both Tenneco Automotive and Tenneco Packaging achieved record operating income and revenues for 1995.

  . Tenneco has made significant progress on the redeployment program during 1995 having raised $1.9 billion, primarily from the 1995 sales of Case Corporation shares, the public stock offering and total divestiture of Albright & Wilson, and the sale of our interest in the Kern River partnership. These actions sharpened the operating focus from six to four divisions. Revenues from cyclical businesses are now less than a third of total sales. (Since mid-1994 Tenneco has raised $2.7 billion for redeployment).

  . More than $3 billion has been committed for acquisitions, joint ventures and internal projects, (1994 and 1995) including $1.27 billion for the acquisition of Mobil Plastics, $395 million for two gas pipeline projects in Australia, and nearly $650 million for Tenneco share repurchases.

  . Took out $295 million in cost of quality from our four divisions, with a $160 million improvement to operating income for 1995.

  . Successful initiation of the Tenneco Business Services project, which resulted in a $30 million reduction in costs in 1995 and is expected to achieve $80 million in cost reduction annually when fully implemented in 1998.

  . A dividend increase of 20c per share, the first increase in more than five years.

  . Newport News awarded two additional Double Eagle product tankers from the Eletson Corporation and five ships from Van Ommeren Company, thereby continuing its goal of establishing a growing presence in the international commercial shipbuilding markets.

  . Newport News received the STAR status in the Voluntary Protection Program given by the Occupational Health and Safety Administration ("OSHA"), the largest facility ever receiving such a designation. STAR is the top level in OSHA's Voluntary Protection Program. This achievement demonstrates Tenneco's continued commitment in the Environmental, Health and Safety area.

  . In 1995, the Company achieved a significant improvement in the Industrial Debt to Capitalization Ratio prior to the Mobil Plastics acquisition in November 1995. The Industrial Debt to Capitalization Ratio declined by 2.2 percent from 46.4 percent at year-end 1994 to 44.2 percent on September 30, 1995. At December 31, 1995, including the effect of the acquisition of the plastics business of Mobil Corporation, the Industrial Debt to Capitalization Ratio was 51.0 percent. Tenneco's strengthened credit quality was highlighted with the issuance of an aggregate of $600 million of long-term debt in December 1995. The issue was the largest single day public debt offering in Tenneco history.

  The Committee's assessment is that the Company, under the leadership of its CEO, and the initiatives and programs he put in place have produced significant improvements in Tenneco's overall performance including the factors set forth above, which were specifically considered by the Committee in formulating his compensation.

  In 1995, the incentive award to the CEO was $800,000 which was deferred until Mr.Mead's retirement. A portion of this deferred amount was put into a stock index account that tracks the performance of Tenneco Common Stock. The CEO also received for 1995 a $100,000 deferred compensation award under the Company's executive deferred compensation plan. The size of this award is consistent with awards to other senior executives who are participants in this plan and reflects the Committee's judgment based on its evaluation of Mr. Mead's contribution to the Company's 1995 operating results, which are set out above.

  In 1995, the CEO received a grant of 25,000 performance shares and an option to purchase 100,000 shares of Common Stock. The size of these stock awards are consistent with awards given to other senior executives who are participants in this plan and reflects the Committee's judgment based on its evaluation of Mr. Mead's contribution to the Company's 1995 operating results, which are set out above. The performance shares awarded to Mr. Mead may be earned based on the Company's annual performance against EPS objectives which increase each year over the 1995-1998 performance period.

 $1 Million Tax Limitation

  Effective in 1994, the Internal Revenue Code of 1986, as amended, imposed a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the CEO or a Named Executive who is still employed on the last day of the year; provided, however, "performance-based compensation" is excluded from this $1 million limitation.

  The 1994 Stock Ownership Plan subjects stock options, stock appreciation rights ("SARs"), stock equivalent units and performance unit grants to certain conditions designed to make the cash or stock that an executive receives under such awards "performance-based compensation"; however, restricted stock awards under that Plan will not qualify as "performance-based compensation" and will therefore be subject to the $1 million limitation. In 1996, a total of twelve senior executives will receive awards of performance shares (stock equivalent units) rather than restricted stock. These shares will vest based on the attainment of specific performance objectives and will ensure that the Company receives a tax deduction for compensation at the time the shares are vested.

  The 1994 Stock Ownership Plan limits the number of stock options and SARs that may be granted to any one participant. Also, the plan provides that covered executives may receive a bonus pursuant to performance unit grants only upon the attainment of specific performance objectives. The plan limits the number of stock equivalent units that may be granted to a participant in any one year, and it provides that the covered executives as determined by the Committee may earn the stock equivalent units only upon the attainment of such target levels of either earnings or shareholder return as may be specified by the Committee. The Compensation Committee has established the specific targets applicable to performance based awards that may be made under the plan for 1996. The cash or stock that the executives receive under this plan will be fully deductible by the Company for Federal income tax purposes.

    Compensation and Benefits Committee

      Joseph J. Sisco--Chairman
      Mark Andrews
      B. K. Johnson
      John B. McCoy
      Clifton R. Wharton, Jr.

PERFORMANCE GRAPHS

  The following performance graph compares the yearly percentage change in the Cumulative Total Return (as defined below for the following graph) on a share of Common Stock of the Company with (i) the Standard & Poor's 500 Stock Index; and (ii) an industry peer group that includes representative companies from the industries in which the Company's energy, automotive, packaging, and shipbuilding divisions compete. The performance of the companies comprising the peer group is measured on the basis of market capitalization, weighted for each year.




                       [Performance Graph Appears Here]


                12/1990     12/1991     12/1992     12/1993     12/1994     12/1995
Tenneco Inc.      100        70.65       95.47      128.93      107.72      130.21
- -----------------------------------------------------------------------------------
  S&P 500         100       130.47      140.41      154.56      156.60      215.46
- -----------------------------------------------------------------------------------
 Peer Group       100       125.08      146.32      177.26      171.64      209.07

BASE-DECEMBER 31, 1990=100

                                                       (Notes on following page)

  ---------
  Notes:
  1. "Cumulative Total Return" on a share of Common Stock of the Company is measured by dividing (a) the sum of (i) the cumulative amount of dividends for the five years from December 31, 1990 through December
     31, 1995 (assuming the reinvestment of dividends over such period) and
     (ii) the difference between the price of a share of Common Stock of the Company at December 31, 1990 and December 31, 1995 by (b) the price of a share of such Common Stock at December 31, 1990.
  2. The Peer Group, constructed by the Company and comprised of the following companies (which are competitors of the Company's energy, automotive, packaging, and shipbuilding divisions), is based on market capitalization, weighted for each year:
     Energy Portfolio: The Coastal Corporation, The Columbia Gas System, Inc., Consolidated Natural Gas Company, Enron Corp., Panhandle Eastern Corporation, Sonat, Inc., Transco Energy Company, and The Williams Companies; Automotive Parts Portfolio: Arvin Industries, Inc., A.O. Smith Company, Cooper Tire & Rubber Company, Cummins Engine Co., Inc., Dana Corporation, Genuine Parts Company, Goodyear Tire & Rubber Co., Eaton Corporation, Echlin Inc., Federal-Mogul Corporation, Modine Manufacturing Company, Navistar International Corporation, Paccar Inc., Standard Motor Products Company, Standard Products Co., Superior Industries International, Inc., and Varity Corporation; Packaging/Forest & Paper Products Portfolio: Abitibi-Price Company, Bemis Company, Inc., Boise Cascade Corporation, Bowater Incorporated, Champion International Corporation, Chesapeake Corporation, Consolidated Papers, Inc., Federal Paper Board Company, Inc., Georgia-Pacific Corporation, International Paper Company, James River Corporation of Virginia, Louisiana-Pacific Corporation, Longview Fibre Company, The Mead Corporation, Potlatch Corporation, Stone Container Corporation, St. Joe Paper Company, Temple-Inland Inc., Union Camp Corporation, Wausau Paper Mills Company, Westvaco Corp., Weyerhaeuser Company, and Willamette Industries Inc.; and Defense Portfolio: Litton Industries, Inc., General Dynamics Corporation, Rockwell International Corporation, United Technologies Corporation.
  3. The stock price performance shown on this graph is not necessarily indicative of future price performance of the Company's Common Stock.

  The Company believes that its performance from December 31, 1991 to December 31, 1995 is more relevant since senior management of the Company changed with the election of Michael H. Walsh as President of the Company in September 1991, his election as Chief Executive Officer in January 1992 and Chairman in May 1992, together with the election of Mr. Mead as President and Chief Operating Officer in May 1992, his election as President and Chief Executive Officer in February 1994 and his election as Chairman and Chief Executive Officer in

May 1994. The following chart illustrates the 84.3% increase in Tenneco's Cumulative Total Return (as defined below for the following graph) from December 31, 1991 to December 31, 1995 and the S&P 500 and Peer Group increase of 65.14% and 67.15%, respectively, during the same period.

                       [Performance Graph Appears Here]

                12/1991     12/1992     12/1993     12/1994     12/1995
Tenneco Inc.      100       135.13      182.50      152.48      184.30
- -----------------------------------------------------------------------
  S&P 500         100       107.62      118.47      120.03      165.14
- -----------------------------------------------------------------------
 Peer Group       100       116.98      141.72      137.23      167.15

BASE-DECEMBER 31, 1991=100

  ---------
  Notes:
  1. "Cumulative Total Return" on a share of Common Stock of the Company is measured by dividing (a) the sum of (i) the cumulative amount of dividends for the four years from December 31, 1991 through December 31, 1995, (assuming the reinvestment of dividends over such period) and
     (ii) the difference between the price of a share of Common Stock of the Company at December 31, 1991 and December 31, 1995, by (b) the price of a share of such Common Stock at December 31, 1991.
  2. The Peer Group is the same as set out in Note 2 to the preceding chart.
  3. The stock price performance shown on this graph is not necessarily indicative of future price performance of the Company's Common Stock.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS


  The Company has an agreement with Mr. Mead for his employment with the Company providing for the payment to Mr. Mead of a salary of not less than $575,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Also the Company has agreed that in the event Mr. Mead's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Mead an amount equal to three times his annual salary plus $300,000. In the event of Mr. Mead's death prior to retirement, all restrictions remaining on any outstanding awards under the Restricted Stock Plan will lapse and the shares will be distributed to his estate or his beneficiary, as so designated.

  The Company has an agreement with Mr. Dick for his employment with the Company providing for the payment to Mr. Dick of a salary of not less than $325,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Also, the Company has agreed that in the event Mr. Dick's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Dick an amount equal to his annual salary.

  The Company has an agreement with Mr. Stecko for his employment with Tenneco Packaging Inc. providing for the payment to Mr. Stecko of a salary of not less than $320,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Mr. Stecko is entitled to reimbursement for the cost of financial and estate planning up to $20,000 per year and to be provided a country club membership related to his performance as President and CEO of Tenneco Packaging. The Company has also agreed that, in the event Mr. Stecko's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Stecko an amount equal to three times his base salary and will purchase his home in accordance with the Company's home purchase program. Additionally, in the event Mr. Stecko's employment is terminated within 3 years of the date of a change in control of Tenneco Packaging, the Company will pay Mr. Stecko an amount equal to three times his base salary.

  The Company has established a Benefits Protection Program (the "Program") to enable the Company to continue to attract, retain and motivate highly qualified employees by eliminating (to the maximum practicable extent) any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "Change-in-Control" of the Company (as such term is defined in the Program). The Program is designed to achieve this purpose through (i) the establishment of a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following such Change-in-Control, (ii) the establishment of a trust fund designed to ensure the payment of benefits accrued under certain employee benefit plans,
(iii) the amendment of certain employee benefit plans to ensure that, during a minimum specified period following the Change-in-Control, such plans continue in effect on a basis not less favorable to the employees than was the case immediately prior to the Change-in-Control, and (iv) the amendment of the Company's Retirement Plan to ensure that for a five-year period following the Change-in-Control "surplus assets" in such plan are utilized exclusively to satisfy benefit obligations to active and retired employees. Under the Program, Messrs. Mead, Tetzlaff, Dick, Chesebro' and Stecko would have become entitled to receive payments from the Company in the amount of $5,175,000; $2,151,000; $1,839,000; $2,007,000; and $1,980,000, respectively, had their position been terminated on December 31, 1995, and, in addition, restricted shares held in the name of such individuals under the Company's Restricted Stock Plans would have automatically reverted to the Company, and the Company would have been obliged to pay such individuals the fair market value thereof all as provided by such plans. The performance share equivalent units would also have been fully vested and paid.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  During 1995 the Company and its subsidiaries paid the law firm of Jenner & Block, of which Theodore R. Tetzlaff, General Counsel of the Company, is a partner, approximately $9.4 million for legal services (pursuant to an agreement with the Company, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to the responsibilities of General Counsel of the Company, and will not receive from Jenner & Block any part of the fees paid by the Company to that firm during such period he serves as General Counsel); and paid the firm Eickhoff Economics, Inc., of which Ms. Eickhoff is the sole owner, approximately $31,000 for financial consulting services. All such transactions discussed above were in the ordinary course of business.

  The Company and certain of its subsidiaries held, as of December 31, 1995, approximately 21% of the outstanding common stock of Case Corporation ("Case"), of which Mr. Mead is a director. During 1995, the Company received payments from Case of approximately $8.6 million in fixed charges for administrative and other services provided to Case by the Company and its subsidiaries. Additionally, a subsidiary of the Company paid Case approximately $11.8 million for retail receivable services. The fee for such services is based on the amount of outstanding receivables. The Company and Case have an agreement which provides for the allocation of obligations for income and franchise taxes with respect to Case and its subsidiaries for years preceding the 1994 reorganization and public offering of Case common stock.

  During fiscal year 1995, Barry R. Schuman and Karl A. Stewart, executive officers of the Company, each were indebted to the Company. The largest aggregate amount outstanding during 1995 each of for Messrs. Schuman and Stewart was approximately $401,000 and, as of

February 29, 1996, approximately $403,000 was outstanding. Such indebtedness was incurred in connection with relocation of such persons and all amounts outstanding are secured by a subordinated mortgage note which accrues interest at the rate of 3% per year on the unpaid balance and matures at the earlier of the individual's termination of employment or the year 2026. Principal is payable in full at maturity and the payment of interest has been deferred for 1995.

  Transactions involving Mr. McCoy are set out below under the caption "Compensation Committee Interlocks and Insider Participation".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Andrews, Johnson, McCoy, Sisco and Wharton are members of the Compensation and Benefits Committee of the Board of Directors.

  During 1995, an investment fund, of which a subsidiary of the Company owns 50%, paid approximately $558,000 to a subsidiary of Banc One Corporation, of which Mr. McCoy is a director and an executive officer, under a line of credit in an amount of approximately $10 million under which approximately $9.4 million is outstanding. Such line of credit is guaranteed 80% by a subsidiary of the Company and is due to mature in 1997. All such transactions involving Banc One Corporation were in the ordinary course of business.

                    APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN
                                    (ITEM 2)

          THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL

  The Board of Directors of the Company, on January 16, 1996, unanimously approved The Tenneco Inc. 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") and directed that the Stock Purchase Plan be submitted to the stockholders for their approval at the 1996 Annual Meeting of Stockholders. The Stock Purchase Plan was approved by the Board of Directors to replace the 1992 Tenneco Inc. Stock Purchase Plan (the "Current Plan"), which will expire under its own terms on December 31, 1996. The Stock Purchase Plan will be effective, subject to stockholder approval, on January 1, 1997, in order to provide continuity under a plan which, at December 31, 1995, enjoyed a 19.6% participation rate among eligible employees.

  The purpose in establishing the Stock Purchase Plan is to permit employees of the Company to purchase stock in the Company over a period of time at a discount in order to continue to attract and retain for the long term a group of dedicated and reliable employees. In the opinion of the Board of Directors, the Stock Purchase Plan will provide an attractive incentive to the employees and promote a greater interest of such employees in the future growth and success of the Company.

  There are reserved for issuance under the Plan 4,000,000 shares of the Company's Common Stock, $5 par value per share, which shares are currently held in the Company's treasury account.

  The Stock Purchase Plan is being presented to the stockholders of the Company for approval to enable such Plan to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Tax Code"). A discussion of the tax consequences under the Stock Purchase Plan is set forth below. The Stock Purchase Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) of the Tax Code.

  Set forth below is a summary of the major provisions of the Plan, which is qualified in its entirety by reference to the full text of the Plan attached to this Proxy Statement as Appendix A.

SUMMARY OF THE STOCK PURCHASE PLAN

  Participation in the Stock Purchase Plan is open to all active employees of the Company and of its Subsidiaries (as that term is defined by the Plan). At December 31, 1995, approximately 48,722 persons are currently eligible to participate in the Stock Purchase Plan; however, no employee is eligible who would own, after purchasing Common Stock under the Plan, shares of capital stock equalling 5% or more of the total combined voting stock of the Company.

  The Stock Purchase Plan provides for five consecutive, one-year offering periods (the "Offering Periods") commencing on January 1 of a particular calendar year and ending on December 31 of such year. The initial Offering Period will be from January 1, 1997 to December 31, 1997.

  As of each Grant Date (as that term is defined by the Plan), eligible employees will be entitled to allocate payroll deductions ranging from a minimum of $10 per month up to an overall annual maximum amount of $21,250. Participants' payroll deductions will be invested in shares of the Company's Common Stock on the last business day of each calendar quarter (the "Exercise Date"). Shares will be purchased from the Company at 85% of the lower of the Fair Market Value (as defined) of such Common Stock on (i) the Grant Date for the calendar year in which the Exercise Date falls or (ii) the Exercise Date for the particular quarter.

  The Company makes no contributions to the Stock Purchase Plan, other than making Common Stock available for purchase at a discount and the costs of administering the Plan.

  Participation in the Plan will be cancelled (i) at any time upon the election of the employee, or (ii) on the date that such person ceases to be an employee of the Company or its Subsidiaries. Any funds deposited by the employee prior to such cancellation will be used to purchase stock on the next Exercise Date. An employee who elects to cancel participation may not rejoin the Stock Purchase Plan until the next Offering Period.

  The rights of employees participating in the Stock Purchase Plan are not transferable other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee or by the employee's guardian or legal representative. No rights or payroll deductions of a participating employee will be subject to execution, attachment, levy, garnishment or similar process.

  The Stock Purchase Plan will be administered by the Compensation and Benefits Committee (the "Committee") of the Board of Directors of the Company. The Committee will have authority to establish rules and regulations for the administration of the Plan and its interpretations and decisions with regard to the Stock Purchase Plan will be final.

  The Board of Directors of the Company may amend, suspend or terminate the Stock Purchase Plan at any time; provided, however, that no amendment may increase or decrease the number of shares authorized for the Plan, except as provided by its terms, and, except to conform the Plan to the requirements of the Tax Code, no amendment may (i) change the formula for determining the Exercise Price per share, (ii) withdraw the administration of the Plan from the Committee, (iii) affect the rights of participating employees to purchase stock on an Exercise Date with funds previously credited to Plan Accounts, as defined by the Plan, or (iv) cause the Stock Purchase Plan not to meet the requirements of Section 423(b) of the Tax Code.

SUMMARY OF TAX CONSEQUENCES OF THE STOCK PURCHASE PLAN.

  The following discussion of certain federal income tax consequences of the Stock Purchase Plan is based on the Tax Code provisions in effect on the date of this Proxy Statement, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the United States tax consequences and the tax consequences may vary depending on the personal circumstances of individual employees.

  If the Stock Purchase Plan is approved by the stockholders of the Company at the 1996 Annual Stockholder Meeting, the Stock Purchase Plan will qualify under
Section 423 of the Tax Code. As such, the amount of the discount will not be taxed until the employee disposes of the stock, and the determination of the ordinary and capital portion of the resulting gain or loss will depend on the length of time the employee has held the stock. The Company will be entitled to a deduction equal to the amount of the employee's ordinary income if the disposition occurs within two years of the applicable Grant Date; otherwise the Company will have no tax consequences.

  Since purchase rights are subject to the discretion of the individual employee, within the limits of the Stock Purchase Plan, and such plan will not become effective until January 1, 1997, participation in the Stock Purchase Plan for the current fiscal year is not determinable. However, the following table represents the participation in the Current Plan during 1995:

                     CURRENT EMPLOYEE STOCK PURCHASE PLAN
                           PARTICIPATION DURING 1995

                                                                   PAYROLL
                                                                 DEDUCTIONS
           NAME OF PERSON OR              SHARES     DOLLAR         AS OF
           IDENTITY OF GROUP             PURCHASED   VALUE*   DECEMBER 31, 1995
           -----------------             --------- ---------- -----------------
Dana G. Mead............................      586  $    6,350    $    21,240
Theodore R. Tetzlaff....................       --          --             --
Stacy S. Dick...........................      586  $    6,350    $    21,240
Stephen D. Chesebro'....................      586  $    6,350    $    21,240
Paul T. Stecko..........................      586  $    6,350    $    21,240
All Executive Officers as a group (23
 persons)...............................    6,485  $   70,067    $   234,971
All other employees as a group..........  627,010  $6,779,212    $22,717,063

- ---------
* Represents the Fair Market Value of shares on the date of purchase, less the Exercise Price paid by the participant under the Current Plan. Fair Market Value is defined by the Current Plan and the Stock Purchase Plan as the average of the high and low sales price per share of the Company's Common Stock as quoted on the New York Stock Exchange.
- ---------

  The affirmative vote of at least a majority of the outstanding $7.40 Cumulative Preferred Stock and Common Stock present in person or by proxy at the Annual Meeting, voting together as one class, is necessary for the adoption of the Stock Purchase Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE TENNECO INC. 1997 EMPLOYEE STOCK PURCHASE PLAN.

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 3)

          THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL

  Financial statements of the Company and its consolidated subsidiaries are included in the Company's Annual Report furnished to all stockholders. Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company to examine its consolidated financial statements for the year ended December 31, 1996 and has determined that it would be desirable to request that the stockholders approve such appointment. If the stockholders should not approve such appointment, the Audit Committee and the Board would reconsider the appointment. Arthur Andersen LLP also acted as the Company's principal accountants for the fiscal year ended December 31, 1995. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS
                                    (ITEM 4)

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSALS 1 AND 2

  The Company has been informed that certain stockholders intend to submit proposals for action at the Annual Meeting. The name and address of each such stockholder is set forth below. The affirmative vote of the holders of a majority of the outstanding shares of the Company's $7.40 Cumulative Preferred Stock and Common Stock present in person or by proxy at the Annual Meeting, voting together as one class, is necessary for the adoption of any of the stockholder proposals. The Board of Directors is opposed to these proposals.

STOCKHOLDER PROPOSAL 1.

  The Company has been informed that the Teamsters Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, intends to submit the following proposal for action at the Annual Meeting of Stockholders.

  "RESOLVED: That the Shareholders of Tenneco Industries (sic) urge the board of directors to redeem any shareholder rights plan unless the issue is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as possible.

"SUPPORTING STATEMENT:

  "Tenneco Industries (sic) adopted a shareholder rights plan commonly known as a "poison pill." Generally, we believe such devices can serve to insulate management from shareholder interests.

  "Certainly, there are a number of areas that raise the possibility that Tenneco management may not be fully attuned to such interests.

  "The good news at Tenneco seems to be that there isn't as much bad news as in the past. After years of losses, the company only returned to profitability in 1993.(/1/) But with a price-earnings multiple of 12 (measured in the summer of 1995), the market is not particularly optimistic.

  "Meanwhile, the company rewards what we believe to be questionable performance with high compensation. Compensation expert Graef Crystal found that Tenneco's CEO ranked one of the worst of his peers for low performance and high pay. Tenneco's CEO ranks on this list of infamy when Crystal measures base pay, or what the researcher calls total current compensation and total direct compensation. (July 1995 report, analyzing pay of 424 CEOs.) Excessive compensation in the face of mediocre performance suggests the Board's governance may damage shareholder value in three ways. First the board wastes corporate assets, especially when superior managers can be recruited for less. Second, the board signals that mediocre management will be ignored, perhaps even rewarded. And finally, such compensation promotes a divisive corporate culture: front line workers come to believe that in our company, excellence is only demanded of those without the power to protect themselves from meaningful evaluation.

  "And if the board fails in this basic test, is it failing elsewhere at Tenneco?

  "Tenneco corporate governance has attracted criticism from other quarters. In the last published survey by United Shareholders Association, Tenneco ranked 973rd worst out of 1,000 corporations in "responsiveness to shareholders."

  "By redeeming the pill and placing it before a shareholder vote, Tenneco's board can demonstrate its commitment to long-term shareholder interests. We urge you to vote FOR this proposal."

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER 1.

  The Company's Rights Plan (the "Rights Plan") was adopted by the Board of Directors in 1988 to ensure the protection of all of the Company's stockholders against certain abusive takeover practices. The overriding objective of the Board in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all stockholders.
  The Proponent would lead you to believe that Tenneco's corporate governance is not responsive to its shareowners. We believe the facts support a different conclusion. The California Public Employees' Retirement System, also known by the name CalPERS, in a 1994 review of the top 200 companies in the Standard & Poor's Index, gave Tenneco's Board an "A" rating for its corporate governance practices.

  The Proponent also would lead you to believe that the Company's management may not be fully attuned to the shareowners' interests--that the Company rewards questionable performance with high compensation--that the management has only produced mediocre performance. The facts, again, tell a vastly different story. In 1991 the Company was in crisis and the Board of Directors made some hard decisions. They brought in a new management team. To put this team's accomplishments in perspective, it is useful to look back and review its performance. In the autumn of 1991, Case Corporation, the Company's largest subsidiary at that time, was losing $1 billion a year, including restructuring charges, burdened by $3 billion of inventory and bleeding the Company's available cash. Albright & Wilson Ltd. was barely breaking even in the highly volatile specialty chemicals business. Newport News Shipbuilding and Dry Dock Company had no commercial business, did not have the new $3 billion carrier contract, had no frigate program and was facing the complete loss of the future submarine program. Half of all the Company's revenues were from cyclical businesses. Consolidated debt was over 80 percent of capital. The Company's value had fallen to approximately $3.9 billion by late 1991. When the current management team arrived, it faced a huge challenge, but acting on your behalf, our shareowners, they managed to regain the confidence of the investment community, debt rating agencies, banks, customers and employees.

 What was accomplished

  In late 1991, your Company's management team set upon a three part strategy-- stop the decline, restore our business and Tenneco to consistent profitability and lastly, to build value in our businesses by virtue of performance, thereby creating options to grow shareholder value going forward. Our strategy is working. We have recorded four consecutive years of substantial growth in earnings per share. We have paid off $6 billion of debt, and our industrial debt ratio hit 44 percent in the third quarter last year, the lowest in a decade. We are generating cash even as we reinvest $800 million a year in our businesses. (At December 31, 1995, following the acquisition by the Company of the Mobil Corporation Plastics Division and the issuance of $600 million of long-term debt, the Company's industrial debt ratio was 51 percent.) We increased the dividend by 12.5 percent. We have repurchased $646 million of Tenneco stock and we are in the process of buying back 2.5 million more shares. Revenues from cyclical businesses are now less than a third of our sales. In 1995 we created $246 million of economic value added ("EVA") in your Company. The Company's market value has grown to $8.9 billion, up over $5 billion in a little over four years.

 How it was done

  Dana G. Mead, who joined the Company in April 1992 as Chief Operating Officer, also assumed the additional responsibility of Chairman and CEO of Case Corporation in the fall of 1992. Three months later the Company launched a dramatic $920 million restructuring of Case Corporation. This was not the slash and burn, sell and forget strategy now in vogue--this was the fundamental rebuilding of a major American company--a highly successful one with an impressive payback for your restructuring investment. With the sale of the Company's remaining 21 percent of Case stock in March of this year, we have realized over $4 billion in benefits. Next, just seven months after the Case public stock offering in 1994, the Company sold Albright & Wilson and received over $800 million.

  The proceeds from Case, Albright & Wilson and other small non-core dispositions have been invested in less cyclical, higher-margin, faster-growing parts of our Packaging, Automotive and non-regulated Energy divisions. We have also used the money to continue to purchase the Company's common shares--$700 million worth by mid-1996. The largest of our acquisitions has been the purchase of Mobil Plastics division in late 1995--a terrific addition that was accretive to earnings from the start, contributing $15 million to our 1995 results in only six weeks. The Board believes that the Company has made the right business decisions in the short-term, and that the effect of these decisions will favorably impact the long-term value of the Company for its shareowners.

  Recognizing the substantial progress the Company made since 1991, the Board continues to believe that the Rights Plan is a sound and reasonable means of protecting the Company's stockholders against unfair and abusive takeover practices. The Board also believes the Rights Plan is appropriately within the Board's discretion and is a prudent exercise of the Board's fiduciary obligations to the stockholders. Additionally, the Board believes that this new management team is fully attuned to the shareowners' interests, and has produced superior results.

  The Rights Plan does not preclude a prospective bidder from making an offer for the Company. Moreover, the Rights Plan is not intended to prevent a takeover of the Company nor would it do so. The Rights Plan is designed to encourage any prospective bidder for the Company to negotiate with the Board of Directors of the Company--and therefore to give the

Board sufficient time, if presented with an offer to acquire the Company, to evaluate the offer and any possible alternatives and to take those steps that the Board believes would be necessary to maximize the value that can be achieved for all stockholders. A bidder who chooses to bypass the Board is often pursuing his own interests and is not concerned with the interests of other stockholders. Without the Rights Plan, the Company could find itself negotiating with the acquiror from a defensive posture rather than at arm's-length. While a bidder may make an offer for the Company's stock that is in excess of the stock's current market price, without such negotiations the premium offered may not reflect the long-term value of the Company.

  Accordingly, the Board of Directors recommends that stockholders vote AGAINST this proposal.

STOCKHOLDER PROPOSAL 2.

  The Company has been informed that Lorenzo Filiberto, 66 First Avenue, Massapequa, N.Y. 11762, intends to submit the following proposal for action at the Annual Meeting of Stockholders.

"ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

  "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

"SUPPORTING STATEMENT

  "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

  "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

  "The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

  "I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

"I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER 2.

  The classification of the Board of Directors was approved by the Company's stockholders at its Annual Meeting in 1985. Then, as now, your Board of Directors believes that a classified Board with one-third of the Board being elected annually for a three-year term offers a number of advantages. Such a structure enhances the stability in the composition of the Board of Directors and in the policies formulated by the Board, which permits more effective long-term strategic planning.

  The Proponent would lead you to believe that the staggered election of directors adversely affects the ability of the Company's shareowners to influence corporate governance policies and leads to an entrenched management group. We believe the facts support a different conclusion. Your Board is actively involved in reviewing and revising its corporate governance policies. In fact, the California Public Employees' Retirement System, also known by the name CalPERS, in a 1994 review of the top 200 companies in the Standard & Poor's index, gave Tenneco's Board an "A" rating for its corporate governance practices.

  As for the Board's accountability to the Company's shareowners and entrenchment of management, here the facts also tell a different story. In 1991, your Board made one of the toughest decisions a corporate board can face when it brought in a new management team to lead our Company out of crisis. This new management team, under the direction of the Board, has significantly reduced the Company's debt, monetized under-performing assets and invested the proceeds from the sale of assets in less cyclical, higher-margin, faster growing parts of our Packaging, Automotive and non-regulated Energy divisions. This new management team has also repurchased approximately $646 million worth of the Company's Common Stock and is in the process of buying back approximately 2.5 million additional shares of Common Stock. Your Board also raised the dividend by approximately 12.5 percent. Due in large part to efforts of your Board and this new management team, the market value of the Company has grown to $8.9 billion, up over $5 billion in a little over four years.

  Furthermore, a classified board does help assure stability, since a majority of the directors at any one time will have prior experience as directors of the Company. It also helps the Company attract and retain highly qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment. Continuity and quality of leadership resulting from the classified board create long-term value for the Company's stockholders.

  Your Board believes that this structure also permits it more effectively to represent the interests of all stockholders, including responding to circumstances created by demands or actions by a minority stockholder or group. For example, this structure can give the Board needed time to evaluate any proposal to acquire the Company, study alternative proposals, and help ensure that the best price will be obtained in any transaction involving the Company. A classified Board also encourages persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Board, which would then be in a position to negotiate a transaction that is fair to all stockholders.

  When your Board tells you that it believes a classified board is in the best interests of the shareowners, and that it does hold management accountable, we believe that the facts and our track record support that belief. Accordingly, the Board of Directors recommends a vote AGAINST the foregoing stockholder proposal.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

                   EFFECT OF ABSTENTIONS AND BROKER NON-VOTE

  The Company's By-Laws require a majority of the shares authorized to vote at the Annual Meeting of Stockholders be present, in person or by Proxy, to establish a quorum. Shares abstaining with regard to a matter to be presented to the stockholders constitute part of the quorum present with respect to such matter; however, shares for which voting power has been withheld, such as broker non-votes, do not constitute part of the quorum present with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting may be greater than the shares present for action on a particular proposal.

                       SOLICITATION OF PROXIES AND VOTING

  A Proxy may be revoked by notice in writing to the Secretary at any time prior to the exercise thereof.

  The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally, or by telephone or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees, and other like parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson & Co. Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $25,000.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Any proposal to be presented by a stockholder at the Company's 1997 Annual Meeting of Stockholders must be received by the Company by December 9, 1996, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that meeting.

                                                      KARL A. STEWART
                                                Vice President and Secretary

                              ------------------

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO KARL A. STEWART, VICE PRESIDENT AND SECRETARY, TENNECO INC., 1275 KING STREET, GREENWICH, CONNECTICUT 06831-2946.

                                                                      APPENDIX A

                 TENNECO INC. 1997 EMPLOYEE STOCK PURCHASE PLAN

  This Employee Stock Purchase Plan (the "Plan"), adopted as of January 1, 1997, provides Eligible Employees of Tenneco Inc., a Delaware corporation (the "Company"), and its Subsidiaries an opportunity to purchase shares of Common Stock of the Company on the terms and conditions set forth below.

  1. DEFINITIONS.

  (a) Base Pay--for each participating employee, the regular compensation and commissions earned during each payroll period, before any deductions or withholding, but excluding overtime pay, bonuses, amounts paid as reimbursements of expenses and other additional compensation, under rules uniformly applied by each employer to all employees similarly situated.

  (b) Business Day--any day on which the New York Stock Exchange is open for business.

  (c) Canadian Corporation--a corporation which is incorporated, amalgamated or continued under the laws of Canada or any province thereof which conducts its business operations primarily within Canada.

  (d) Code--the Internal Revenue Code of 1986, as amended.

  (e) Committee--the Compensation and Benefits Committee of the Board of Directors of the Company.

  (f) Eligible Employees--those employees of the Company and its Subsidiaries who are eligible to participate in the Plan pursuant to Section 3.

  (g) Exercise Date--the last Business Day of each calendar quarter.

  (h) Exercise Price--the lesser of (i) 85% of the Fair Market Value of a share of the Company's Common Stock, $5 par value (the "Common Stock"), on the Grant Date for the calendar year in which the Exercise Date falls, or (ii) 85% of the Fair Market Value of such share on the Exercise Date.

  (i) Fair Market Value--the average of the high and low sales price per share of the Company's Common Stock as quoted on the New York Stock Exchange.

  (j) Grant Date--the first Business Day of the calendar year.

  (k) Offering Period--any twelve-month period beginning on January 1 of a particular calendar year and ending on December 31 of such calendar year.

  (l) Plan Account--an account maintained by the Company or its designated recordkeeper for each employee participating in the Plan to which payroll deductions are credited, against which funds used to purchase shares of Common Stock are charged and to which shares of Common Stock purchased are credited.

  (m) Subsidiaries--all United States Corporations and Canadian Corporations (other than the Company) in one or more unbroken chains of corporations beginning with the Company if, on the Grant Date, the corporations in the chain other than the last corporation in the unbroken chain owns stock possessing, directly or indirectly, more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

  (n) United States Corporation--a corporation which is incorporated under the laws of any state in the United States which conducts its business operations primarily within the United States.

  2. STOCK SUBJECT TO THE PLAN. The Company shall make available 4,000,000 shares of its Common Stock for purchase under the Plan from shares held by the Company in its treasury account.

  3. ELIGIBLE EMPLOYEES. All active employees of the Company or any of its Subsidiaries, as determined under policies uniformly applied by each employer, shall be eligible to participate in the Plan.

  4. PARTICIPATION IN THE PLAN. (a) An Eligible Employee may participate in the Plan by completing and filing with the Company, or its designated recordkeeper, an Election Form or responding to enrollment procedures as set forth in a voice response system which authorizes payroll deductions from the employee's pay. Such deductions shall commence with the first pay period in the Offering Period beginning after such form is filed and recorded with the Company or its designated recordkeeper and shall continue until the employee terminates participation in the Plan or the Plan is terminated. An Eligible Employee may participate in the Plan only through payroll deductions. Other contributions will not be accepted.

  (b) No employee shall be granted an option to purchase shares of Common Stock on any Grant Date if such employee, immediately after the option is granted, owns stock possessing 5% or more of the Company's outstanding Common Stock or 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this paragraph, the rules of Code section 424(d) shall apply in determining the stock ownership of an individual, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

  (c) No employee may purchase under the Plan more than $25,000 U.S. (or the equivalent thereof in other currencies) of Fair Market Value of shares of Common Stock (determined at the Grant Date) for each calendar year. This paragraph shall be interpreted in accordance with Code section 423(b)(8).

  5. PAYROLL DEDUCTIONS. Payroll deductions shall be made from the amounts paid to each participating employee for each payroll period in such amounts as the participating employee shall authorize in his or her Election Form. The minimum payroll deduction shall be $10 U.S. (or the equivalent thereof in other currencies) per month up to $21,250 U.S. (or the equivalent thereof in other currencies) per calendar year. Should a participating employee's pay be insufficient in any pay period to allow the entire payroll deduction contemplated under the Plan, no deduction shall be made for such pay period. Payroll deductions will resume with the next pay period in which the participating employee has pay sufficient to allow for the deduction. Payroll deductions under the Plan shall be made in any pay period only after all other withholdings, deductions, garnishments and the like have been made, and only if the remaining pay is sufficient to allow the entire payroll deduction contemplated.

  6. CHANGES IN THE PAYROLL DEDUCTIONS. Subject to the minimum and maximum deductions set forth above, a participating employee may change the amount of his or her payroll deduction by filing a new Election Form with the Company or its designated recordkeeper or responding to a voice response enrollment system during an annual offering period as specified by the Company. The change shall become effective for the next Offering Period. Except as set forth in Section 7, other changes shall not be allowed during an Offering Period.

  7. TERMINATION OF PARTICIPATION IN PLAN. A participating employee, at any time and for any reason, may voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the appropriate payroll office at least 10 Business Days before the next pay period. An employee's participation in the Plan shall be terminated upon termination of his or her employment with the Company or its Subsidiaries for any reason. In the event a participating employee's participation in the Plan is voluntarily or involuntarily terminated, payroll deductions shall cease; provided, however, that any payroll deductions credited to such employee's Plan Account shall be used to purchase shares of Common Stock on the next Exercise Date. An employee whose participation in the Plan has terminated may not rejoin the Plan until the next Offering Period following the date of such termination. Interruption in employment as a result of a layoff or the Family Leave Act are considered a temporary interruption in participation in the Plan and deductions are to resume when the employee returns to work.

  8. PURCHASE OF SHARES. (a) On each Grant Date, each participating employee shall be deemed to have been granted an option to purchase shares of Common Stock as provided in this Section 8.

  (b) On each Exercise Date, each participating employee shall be deemed to have exercised his or her option granted pursuant to Section 8(a). On each Exercise Date, the Company shall apply the funds credited to each participating employee's Plan Account to the purchase (without commissions or fees) of that number of shares of Common Stock determined by dividing the Exercise Price into the balance in the employee's Plan Account on the Exercise Date.

  (c) As soon as practicable after each Exercise Date, a statement shall be delivered to each participating employee which shall include the number of shares of Common Stock purchased on the Exercise Date on behalf of such employee under the Plan.

  (d) When requested, a stock certificate for whole shares of Common Stock in a participating employee's Plan Account purchased pursuant to the Plan shall be issued in the name of the participating employee, or if so requested issued jointly with another person or persons. A cash payment shall be made for any fraction of a share in such account, if necessary to close the account.

  9. RIGHTS AS A STOCKHOLDER. As of the Exercise Date, a participating employee shall be treated as record owner of his or her shares purchased pursuant to the Plan.

  10. RIGHTS NOT TRANSFERABLE. Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee or by the employee's guardian or legal representative. No rights or payroll deductions of a participating employee under the Plan shall be subject to execution, attachment, levy, garnishment or similar process.

  11. SALE OF SHARES. The Company shall pay the brokerage costs incurred in one sale each calendar year of shares of Common Stock for any Plan participant purchased under the Plan, provided that such shares are held for at least two years from the Grant Date for such shares, and such shares of Common Stock are sold by First Chicago Trust Company of New York. Should a participating employee choose to sell such shares purchased under the Plan within two years from the Grant Date, such employee shall be responsible for any brokerage costs incurred in such sale. Sales requested by a participating employee shall occur as soon as administratively feasible after the receipt of such request, but neither the Committee nor the Company nor any Subsidiary shall be liable for any delay in the execution of such request.

  12. APPLICATION OF FUNDS. All funds of participating employees received or held by the Company under the Plan before purchase of the shares of Common Stock may be held in bank accounts of the Company.

  13. ADJUSTMENTS IN CASE OF CHANGES AFFECTING SHARES. In the event of a subdivision or consolidation of outstanding shares of Common Stock of the Company, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board of Directors of the Company. In the event of any other change affecting the Common Stock, such adjustment shall be made as shall be deemed equitable by the Board of Directors of the Company to give proper effect to such event.

  14. ADMINISTRATION OF PLAN. The Plan shall be administered by the Committee. The Committee shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard to the Plan and such rules and regulations shall be final and conclusive. It is intended that the Plan shall at all times meet the requirements of Code section 423(b), and the Committee shall, to the extent possible, interpret the provisions of the Plan so as to carry out such intent.

  15. AMENDMENTS TO PLAN. The Board of Directors of the Company, at any time, or from time to time, may amend, suspend, or terminate the Plan, provided, however, that no amendment shall be made increasing or decreasing the number of shares authorized by the Plan (other than as provided in Section 13 or Section 16(b)), and that, except to conform the Plan to the requirements of the Code, no amendment shall be made (i) changing the formula for determining the Exercise Price per share, (ii) withdrawing the administration of the Plan from the Committee, (iii) affecting the rights of participating employees to purchase stock on an Exercise Date with funds already credited to Plan Accounts or (iv) which would cause the Plan not to meet the requirements of Code section 423(b).

  16. EFFECTIVE DATE, SUSPENSION AND TERMINATION OF PLAN. (a) The Plan shall become effective when adopted by the Board of Directors of the Company and approved within twelve months of adoption by the stockholders of the Company by a majority vote of those present and entitled to vote at any annual or special meeting at which a quorum is present. Should the Plan fail to become effective because of lack of approval by the stockholders of the Company, then any credit balances in the respective employees' Plan Accounts shall be returned to the employees for whom such Plan Accounts were established.

  (b) The Plan shall terminate upon the earliest of (i) the termination of the Plan by the Board of Directors of the Company as specified below, (ii) December 31, 2001, or (iii) when no more shares remain to be purchased under the Plan. The Board of Directors of the Company may terminate the Plan only as of the Business Day immediately following the Exercise Date. If on an Exercise Date, participating employees in the aggregate have options to purchase more shares of Common Stock than are available for purchase under the Plan, each participating employee shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis and any excess payroll deductions shall be returned to such employees, all as provided by rules and regulations adopted by the Committee.

  17. COSTS. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any brokerage fees or certificate costs incurred in the sale of the shares of Common Stock by any participating employee shall be handled in accordance with Section 8 and Section 11 of the Plan.

  18. GOVERNMENTAL REGULATIONS. The Company's obligation to sell and deliver its Common Stock pursuant to the Plan is subject to the approval of any governmental or regulatory authority required in connection with the authorization, issuance or sale of such stock.

  19. APPLICABLE LAW. This Plan shall be interpreted under the laws of the State of Texas, unless preempted by federal law. This Plan is not to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Section 423 of the Code. Any provisions required to be set forth in this Plan by such Code section are hereby included as fully as if set forth in the Plan in full.

  20. EFFECT ON EMPLOYMENT. The provisions of this Plan shall not affect the right of the Company or any Subsidiary or any participating employee to terminate his or her employment with the Company or Subsidiary.

  21. WITHHOLDING. The Company reserves the right to withhold from stock or cash distributed to a participating employee any amounts which it is required by law to withhold.

NOTICE OF ANNUAL
MEETING AND
PROXY STATEMENT
- --------------------------------------------------------------------------------

ANNUAL MEETING OF STOCKHOLDERS MAY 14, 1996

TENNECO INC
1275 King Street, Greenwich, Connecticut 06831-2946

                                      LOGO
                       [LOGO OF TENNECO INC APPEARS HERE]

                                   P R O X Y


                                  TENNECO INC                  [LOGO OF TENNECO
                                                               INC APPEARS HERE]
                  ANNUAL MEETING OF STOCKHOLDERS MAY 14, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby appoint D. G. MEAD, P. T. FLAWN and K. A.
 p STEWART, and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed,
 R in accordance with the Board of Directors' recommendations, all shares of Tenneco Inc. held of record by the undersigned at the close of business on
 O March 15, 1996 and entitled to vote at the Annual Meeting of Stockholders of Tenneco Inc. to be held at 10:30 a.m., May 14, 1996, in the First
 X Chicago Center, Conference & Theatre Level, One First National Plaza, Chicago, Illinois, or at any adjournment thereof, and to vote, in their
 Y discretion, upon such other matters as may properly come before the Annual Meeting.

          Election of Directors Nominees:

             Henry U. Harris, Jr.
             Clifton R. Wharton, Jr.
             Sir David Plastow

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.


   Please mark                                                             2000
 X your votes
   as in this
   example.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXYWILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.


1. Election of      FOR    WITHHELD                              FOR   AGAINST  ABSTAIN
   Directors.                            2. Approval of          / /     / /      / /
   (see reverse)    / /      / /            Tenneco Inc. 1997
                                            Employee Stock
                                            Purchase Plan.

For, except vote withheld from the       3. Approval of         / /     / /      / /
following nominee(s):                       Independent
                                            Accountants for
                                            year 1996.

- ------------------------------



         THE BOARD OF DIRECTORS RECOMMENDS A VOTE
        AGAINST THE STOCKHOLDER PROPOSALS (ITEM 4).
                                                  FOR   AGAINST  ABSTAIN
  4. Stockholder Proposal 1--                     / /     / /      / /
     Approval of Proposal
     concerning Redemption of
     Shareholder Rights Plan.

     Stockholder Proposal 2--                    / /     / /      / /
     Approval of Proposal
     concerning Elimination of
     Classified Board


  5. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon other matters as may properly come before the meeting.



The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
 SIGNATURE                                                         DATE

TENNECO INC
1275 KING STREET                                           [Logo of Tenneco Inc.
GREENWICH, CONNECTICUT 06831-2946                              appears here]
(203) 863-1000

                                                                   April 9, 1996

Dear Benefit Plan Participant:

  The Annual Meeting of Stockholders of Tenneco Inc. is scheduled to be held in Chicago, Illinois, at 10:30 a.m., on Tuesday, May 14, 1996. A copy of the Notice and Proxy Statement, which is being sent to all registered stockholders in connection with the Annual Meeting is enclosed for your information.

  Also enclosed with this letter is a form of proxy card which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the "Trustee") how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions.

  If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account, FOR the election of the nominees for Directors named in the Proxy Statement, FOR approval of the Tenneco Inc. 1997 Employee Stock Purchase Plan, FOR the approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year 1996, AGAINST the Stockholder Proposal, and as recommended by Management on all other matters to be considered at the Annual Meeting.

  If you do not return your executed form of proxy to the Trustee, then your shares can be voted by the Trustee only in accordance with the requirements of your benefit plan, which may or may not reflect your views.

  YOUR VOTE IS IMPORTANT. PLEASE SEND YOUR EXECUTED FORM OF PROXY CARD WITH YOUR VOTING INSTRUCTIONS AT YOUR EARLIEST OPPORTUNITY. For your convenience, a return envelope is enclosed.

                                            YOUR BENEFITS COMMITTEE